Exhibit 99.1
For Further Information:
Waste Management, Inc.
Analysts: Jim Alderson — 713.394.2281
Media: Lynn Brown — 713.394.5093
Web site: http://www.wm.com
WM #10-11
Waste Management Announces Second Quarter 2010 Earnings
Second Quarter Revenue Increases Seven Percent
Yield and Volume Show Improving Trends
HOUSTON — July 29, 2010 — Waste Management, Inc. (NYSE: WM) today announced financial results for its second quarter ended June 30, 2010. Revenue for the second quarter of 2010 was $3.16 billion compared with $2.95 billion for the same 2009 period, an increase of $206 million, or 7.0%. Net income(a) for the quarter was $246 million, or $0.51 per diluted share, compared with $247 million, or $0.50 per diluted share, for the second quarter of 2009.
The Company noted certain items that impacted results in the 2010 and 2009 second quarters. Excluding these items, net income would have been $261 million, or $0.54 per diluted share, in the second quarter of 2010 compared with $256 million, or $0.52 per diluted share, in the second quarter of 2009.(b)
Results in the second quarter of 2010 included a net decrease of $0.03 per diluted share from:
•	$47 million of after-tax net benefit from the previously disclosed settlement of a lawsuit and the resolution of a brief labor dispute in Seattle, Washington.

•	A $37 million non-cash tax expense principally related to additional estimated deferred state taxes.

•	A non-cash, after-tax charge of $25 million due to increases in environmental remediation reserves for two closed landfill sites. These reserves relate to operations of predecessor companies at landfills that were closed in the 1970s.
Results in the second quarter of 2009 included a net decrease of $0.02 per diluted share from the combined effects of charges related to the restructuring announced in February 2009 and to the withdrawal from a Teamsters’ under-funded multi-employer pension plan.
In addition to the above, the Company had a non-cash charge of $10 million, or approximately $0.01 per diluted share, in the second quarter of 2010, arising from the accounting effect of lower ten-year Treasury rates, which are used to discount remediation reserves at the Company’s landfills.

David P. Steiner, Chief Executive Officer of Waste Management, commented, “Business conditions continued to improve during the second quarter of 2010. Revenue increased seven percent compared with the second quarter of 2009 and volume comparisons continued to show improving trends.
“Our internal revenue growth from yield for our collection and disposal business was 2.3%, an improvement compared with the first quarter of 2010. Through our disciplined focus on pricing we overcame much of the first half effect of low and even negative consumer price indices, which are used to adjust prices in our municipal and franchise contracts.”
Steiner continued, “Internal revenue growth from volume declined by 2.9% in the second quarter of 2010, compared with the prior year period. This is the third consecutive quarter in which volume declines have moderated. As we look at volumes for the remainder of 2010, we expect the positive recent trends to continue and for year-over-year volume comparisons to be positive for the second half of 2010.”
Key Highlights for the Second Quarter 2010
•	Revenue increased by 7.0%, or $206 million.

•	Internal revenue growth from yield for the Company’s collection and disposal operations was 2.3%.

•	Internal revenue growth from volume was negative 2.9%.

•	Operating expenses increased $210 million in the second quarter. Adjusted for the operating items excluded in calculating the Company’s as-adjusted earnings, operating expenses increased by $178 million.(b) This increase resulted primarily from $77 million of increased cost of goods sold related to recycling commodity rebates, $29 million for increased fuel costs primarily related to higher fuel prices, and $15 million related to foreign currency translation. In addition, adjustments to long-term remediation reserves resulting from changes in the ten-year Treasury rates, which are used to calculate the present value of the Company’s environmental remediation reserves, caused a $32 million cost increase between the two periods. This one item accounted for 110 basis points of the 120 basis point change in our adjusted income from operations margin.(b)

•	Selling, general and administrative expenses remained unchanged as a percentage of revenue at 10.9%. In the quarter, these expenses increased by $22 million compared with the second quarter of 2009, due principally to advertising expenses for the national rollout of the Company’s new Bagster product and expenses for growth initiatives and information technology upgrades.

•	Average recycling commodity prices were approximately 78% higher for the second quarter of 2010 compared with the prior year period. This favorable year-over-year impact contributed approximately $0.05 to earnings per diluted share in the second quarter of 2010, compared with the prior year period. Lower electricity sales prices received by the Company’s waste-to-energy operations caused a decline in earnings per diluted share of less than $0.01 compared with the prior year period, consistent with the Company’s previously announced guidance.

•	Free cash flow was $275 million.(b)

•	Capital expenditures were $220 million.

•	The Company returned $318 million to shareholders, consisting of $152 million in dividends and $166 million in common stock repurchases.

•	The effective tax rate in the quarter was approximately 44.2%. Excluding the deferred state tax expense noted above, the Company’s tax rate for the second quarter was 36.2%.(b)

Steiner added “We remain committed to returning cash to our shareholders while at the same time making investments that will increase future cash flows. In the second quarter, in addition to our common stock repurchases and dividends paid, we also completed about $43 million of tuck-in and other acquisitions, and we closed on our previously announced $150 million purchase from the Southeastern Public Service Authority of a waste-to-energy facility located in Portsmouth, Virginia.”
Steiner concluded, “Volume and pricing trends point to continuing improvement during the second half of 2010. We expect average commodity prices during the second half of 2010 to be above second-half 2009 commodity prices. Given these positive trends, we are confident that we are on track to meet our previously announced full-year 2010 earnings guidance range of $2.09 to $2.13 per diluted share. We also continue to expect to generate free cash flow in the range of $1.2 billion to $1.3 billion for the year.”(b)
(a)	For purposes of this press release, all references to “Net income” refers to the financial statement line item “Net income attributable to Waste Management, Inc.”

(b)	This earnings release contains a discussion of non-GAAP measures, as defined in Regulation G of the Securities Exchange Act of 1934, as amended. The Company reports its financial results in compliance with GAAP, but believes that also discussing non-GAAP measures provides investors with (i) additional, meaningful comparisons of current results to prior periods’ results by excluding items that the Company does not believe reflect its fundamental business performance and are not representative or indicative of our results of operations and (ii) financial measures the Company uses in the management of its business. Accordingly, our net income, earnings per diluted share, projected earnings per diluted share, operating expenses, adjusted income from operations margin and effective tax rates have been presented in certain instances excluding special items noted in this press release.

The Company also discusses free cash flow and provides a projection of free cash flow, which is a non-GAAP measure, because it believes that it is indicative of our ability to pay our quarterly dividends, repurchase common stock, fund acquisitions and other investments and, in the absence of refinancings, to repay our debt obligations. Free cash flow is not intended to replace “Net cash provided by operating activities,” which is the most comparable GAAP measure. However, we believe free cash flow gives investors useful insight into how we view our liquidity. Nonetheless, the use of free cash flow as a liquidity measure has material limitations because it excludes certain expenditures that are required or that we have committed to, such as declared dividend payments and debt service requirements.

The Company defines free cash flow as:
▪	Net cash provided by operating activities

▪	Less, capital expenditures

▪	Plus, proceeds from divestitures of businesses (net of cash divested), and other sales of assets.
The Company’s definition of free cash flow may not be comparable to similarly titled measures presented by other companies, and therefore not subject to comparison.

The quantitative reconciliations of each of the non-GAAP measures presented herein, other than projected earnings per diluted share, to the most comparable GAAP measures are included in the accompanying schedules. Non-GAAP measures should not be considered a substitute for financial measures presented in accordance with GAAP, and investors are urged to take into account GAAP measures as well as non-GAAP measures in evaluating the Company.

The Company’s projected full year earnings of $2.09 to $2.13 per diluted share are not GAAP net earnings per diluted share and are adjusted to exclude the effects of events or circumstances in 2010 that management believes are not representative or indicative of our results of operations. The full-year 2010 adjusted projected earnings reiterated today exclude (i) the second quarter impact of an after-tax charge of $25 million due to increases in environmental remediation reserves for two closed landfill sites; (ii) a $48 million after-tax benefit from a litigation settlement that occurred in April 2010 to settle all claims relating to a revenue management system; (iii) a $1 million after-tax expense from resolution of a brief labor dispute in Seattle, Washington; and (iv) a $37 million tax expense principally related to additional estimated deferred state taxes. Additionally, projected GAAP net earnings per diluted share for the full year requires inclusion of the projected impact of future excluded items, including items that are not currently determinable, but may be significant, such as asset impairment and one-time items, charges, gains or losses from divestitures, resolution of income tax items or other items. Due to the uncertainty of the likelihood, amount and timing of any such items, we do not believe we have the information available to provide a quantitative reconciliation of adjusted projected full year earnings per diluted share to our current GAAP net earnings per diluted share.
The Company has scheduled an investor and analyst conference call for later this morning to discuss today’s earnings announcement. The information in this press release should be read in conjunction with the information on the conference call. A live audio webcast of the conference call can be accessed at 10:00 a.m. Eastern Time, July 29, 2010 by logging onto www.wm.com and selecting “Events and Presentations” under the Investor Relations tab. You may also listen to the analyst conference call by telephone by contacting the conference call operator 5 to 10 minutes prior to the scheduled start time and asking for the “Waste Management Conference Call — Call ID 81116607.” US/Canada Dial-In Number: (877) 710-6139. Int’l/Local Dial-In Number: (706) 643-7398. A replay will be available beginning at approximately 1:00 p.m. Eastern time on July 29th through 5:00 p.m. Eastern time on August 12th. To hear a replay of the call over the Internet, access the Waste Management Website at http://www.wm.com. To hear a telephonic replay of the call, dial (800) 642-1687 or (706) 645-9291 and enter conference code 81116607.
Waste Management, Inc., based in Houston, Texas, is the leading provider of comprehensive waste management services in North America. Through subsidiaries, the Company provides collection, transfer, recycling and resource recovery, and disposal services. It is also a leading developer, operator and owner of waste-to-energy and landfill gas-to-energy facilities. The Company’s customers include residential, commercial, industrial, and municipal customers throughout North America.
The Company, from time to time, provides estimates of financial and other data, comments on expectations relating to future periods and makes statements of opinion, view or belief about current and future events. Statements relating to future events and performance are “forward-looking statements” and include statements regarding financial results, capital allocation and investments, strategic plans, future volume and pricing comparisons and trends, future recycling commodity prices, 2010 earnings per diluted share, 2010 free cash flow and market and industry conditions. You should view these statements with caution. These statements are not guarantees of future performance, circumstances or events. They are based on the facts and circumstances known to us as of the date the statements are made. All phases of our business are subject to uncertainties, risks and other influences, many of which we do not control. Any of these factors, either alone or taken together, could have a material adverse effect on us and could cause actual results to be materially different from those set forth in such forward-looking statement. We assume no obligation to update any forward-looking statement, including financial estimates, whether as a result of future events, circumstances or developments or otherwise.
The following are some of the risks that we face:
•	volatility and deterioration in the credit markets, inflation and other general and local economic conditions may negatively affect the volumes of waste generated;

•	economic conditions may negatively affect parties with whom we do business, which could result in late payments or the uncollectability of receivables as well as the non-performance of certain agreements, including expected funding under our credit agreement, which could negatively impact our liquidity and results of operations;

•	competition may negatively affect our profitability or cash flows, our price increases may have negative effects on volumes, and price roll-backs and lower than average pricing to retain and attract customers may negatively affect our average yield on collection and disposal business;

•	our existing and proposed service offerings to customers may require that we develop or license, and protect, new technologies; and our inability to obtain or protect new technologies could impact our services to customers and development of new revenue sources;

•	we may be unable to maintain or expand margins if we are unable to control costs or raise prices;

•	we may not be able to successfully execute or continue our operational or other margin improvement plans and programs, including: pricing increases; passing on increased costs to our customers; reducing costs; and divesting under-performing assets and purchasing accretive businesses, any failures of which could negatively affect our revenues and margins;

•	weather conditions cause our quarter-to-quarter results to fluctuate, and harsh weather or natural disasters may cause us to temporarily shut down operations;

•	possible changes in our estimates of costs for site remediation requirements, final capping, closure and post-closure obligations, compliance and regulatory developments may increase our expenses;

•	regulations may negatively impact our business by, among other things, restricting our operations, increasing costs of operations or requiring additional capital expenditures;

•	climate change legislation, including possible limits on carbon emissions, may negatively impact our results of operations by increasing expenses related to tracking, measuring and reporting our greenhouse gas emissions and increasing operating costs and capital expenditures that may be required to comply with any such legislation;

•	if we are unable to obtain and maintain permits needed to open, operate, and/or expand our facilities, our results of operations will be negatively impacted;

•	limitations or bans on disposal or transportation of out-of-state, cross-border, or certain categories of waste, as well as mandates on the disposal of waste, can increase our expenses and reduce our revenue;

•	fuel price increases or fuel supply shortages may increase our expenses or restrict our ability to operate;

•	increased costs or the inability to obtain financial assurance or the inadequacy of our insurance coverages could negatively impact our liquidity and increase our liabilities;

•	possible charges as a result of shut-down operations, uncompleted development or expansion projects or other events may negatively affect earnings;

•	fluctuations in commodity prices may have negative effects on our operating results;

•	trends requiring recycling, waste reduction at the source and prohibiting the disposal of certain types of waste could have negative effects on volumes of waste going to landfills and waste-to-energy facilities;

•	efforts by labor unions to organize our employees may increase operating expenses and we may be unable to negotiate acceptable collective bargaining agreements with those who have chosen to be represented by unions, which could lead to labor disruptions, including strikes and lock-outs, which could adversely affect our results of operations and cash flows;

•	negative outcomes of litigation or threatened litigation or governmental proceedings may increase our costs, limit our ability to conduct or expand our operations, or limit our ability to execute our business plans and strategies;

•	problems with the operation of our current information technology or the development and deployment of new information systems could decrease our efficiencies and increase our costs;

•	the adoption of new accounting standards or interpretations may cause fluctuations in reported quarterly results of operations or adversely impact our reported results of operations;

•	we may reduce or suspend capital expenditures, acquisition activity, dividend declarations or share repurchases if we suffer a significant reduction in cash flows; and

•	we may be unable to incur future indebtedness on terms we deem acceptable or to refinance our debt obligations, including near-term maturities, on acceptable terms and higher interest rates and market conditions may increase our expenses.
Additional information regarding these and/or other factors that could materially affect results and the accuracy of the forward-looking statements contained herein may be found in Part I, Item 1 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.
###

Waste Management, Inc.
Condensed Consolidated Statements of Operations
(In Millions, Except Per Share Amounts)
(Unaudited)

	Quarters Ended June 30,
	2010	2009
Operating revenues	$3,158	$2,952

Costs and expenses:
Operating	1,996	1,786
Selling, general and administrative	345	323
Depreciation and amortization	309	302
Restructuring	(1)	5
(Income) expense from divestitures, asset impairments and unusual items	(77)	2

	2,572	2,418

Income from operations	586	534

Other income (expense):
Interest expense	(116)	(107)
Interest income	2	3
Other, net	(8)	—

	(122)	(104)

Income before income taxes	464	430
Provision for income taxes	206	163

Consolidated net income	258	267
Less : Net income attributable to noncontrolling interests	12	20

Net income attributable to Waste Management, Inc.	$246	$247

Basic earnings per common share	$0.51	$0.50

Diluted earnings per common share	$0.51	$0.50

Basic common shares outstanding	482.1	492.4

Diluted common shares outstanding	485.8	493.7

Cash dividends declared per common share	$0.315	$0.29

(1)

Waste Management, Inc.
Earnings Per Share
(In Millions, Except Per Share Amounts)
(Unaudited)

	Quarters Ended June 30,
	2010	2009
EPS Calculation:

Net income attributable to Waste Management, Inc.	$246	$247

Number of common shares outstanding at end of period	478.9	492.2
Effect of using weighted average common shares outstanding	3.2	0.2
Weighted average basic common shares outstanding	482.1	492.4
Dilutive effect of equity-based compensation awards and other contingently issuable shares	3.7	1.3

Weighted average diluted common shares outstanding	485.8	493.7

Basic earnings per common share	$0.51	$0.50

Diluted earnings per common share	$0.51	$0.50

(2)

Waste Management, Inc.
Condensed Consolidated Statements of Operations
(In Millions, Except Per Share Amounts)
(Unaudited)

	Six Months Ended June 30,
	2010	2009
Operating revenues	$6,093	$5,762

Costs and expenses:
Operating	3,877	3,511
Selling, general and administrative	696	660
Depreciation and amortization	600	591
Restructuring	(1)	43
(Income) expense from divestitures, asset impairments and unusual items	(77)	51

	5,095	4,856

Income from operations	998	906

Other income (expense):
Interest expense	(228)	(212)
Interest income	2	7
Other, net	(6)	—

	(232)	(205)

Income before income taxes	766	701
Provision for income taxes	316	264

Consolidated net income	450	437
Less : Net income attributable to noncontrolling interests	22	35

Net income attributable to Waste Management, Inc.	$428	$402

Basic earnings per common share	$0.89	$0.82

Diluted earnings per common share	$0.88	$0.81

Basic common shares outstanding	481.5	492.1

Diluted common shares outstanding	484.6	493.6

Cash dividends declared per common share	$0.63	$0.58

(3)

Waste Management, Inc.
Earnings Per Share
(In Millions, Except Per Share Amounts)
(Unaudited)

	Six Months Ended June 30,
	2010	2009
EPS Calculation:

Net income attributable to Waste Management, Inc.	$428	$402

Number of common shares outstanding at end of period	478.9	492.2
Effect of using weighted average common shares outstanding	2.6	(0.1)

Weighted average basic common shares outstanding	481.5	492.1
Dilutive effect of equity-based compensation awards and other contingently issuable shares	3.1	1.5

Weighted average diluted common shares outstanding	484.6	493.6

Basic earnings per common share	$0.89	$0.82

Diluted earnings per common share	$0.88	$0.81

(4)

Waste Management, Inc.
Condensed Consolidated Balance Sheets
(In Millions)

	June 30,	December 31,
	2010	2009
	(Unaudited)
Assets

Current assets:
Cash and cash equivalents	$1,169	$1,140
Receivables, net	1,641	1,527
Other	346	343

Total current assets	3,156	3,010

Property and equipment, net	11,575	11,541
Goodwill	5,667	5,632
Other intangible assets, net	256	238
Other assets	1,105	733

Total assets	$21,759	$21,154

Liabilities and Equity

Current liabilities:
Accounts payable, accrued liabilities, and deferred revenues	$2,100	$2,152
Current portion of long-term debt	758	749

Total current liabilities	2,858	2,901

Long-term debt, less current portion	8,827	8,124
Other liabilities	3,666	3,538

Total liabilities	15,351	14,563

Equity:
Waste Management, Inc. stockholders’ equity	6,099	6,285
Noncontrolling interests	309	306

Total equity	6,408	6,591

Total liabilities and equity	$21,759	$21,154

(5)

Waste Management, Inc.
Condensed Consolidated Statements of Cash Flows
(In Millions)
(Unaudited)

	Six Months Ended June 30,
	2010	2009
Cash flows from operating activities:
Consolidated net income	$450	$437
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	600	591
Other	113	60
Change in operating assets and liabilities, net of effects of acquisitions and divestitures	(187)	(21)

Net cash provided by operating activities	976	1,067

Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	(237)	(59)
Capital expenditures	(475)	(583)
Proceeds from divestitures of businesses (net of cash divested) and other sales of assets	27	12
Investments in unconsolidated entities	(161)	(3)
Net receipts from restricted trust and escrow accounts, and other	23	70

Net cash used in investing activities	(823)	(563)

Cash flows from financing activities:
New borrowings	706	908
Debt repayments	(213)	(1,014)
Common stock repurchases	(286)	—
Cash dividends	(305)	(285)
Exercise of common stock options	13	8
Other, net	(38)	(73)

Net cash used in financing activities	(123)	(456)

Effect of exchange rate changes on cash and cash equivalents	(1)	—

Increase in cash and cash equivalents	29	48
Cash and cash equivalents at beginning of period	1,140	480

Cash and cash equivalents at end of period	$1,169	$528

(6)

Waste Management, Inc.
Summary Data Sheet
(Dollar Amounts in Millions)
(Unaudited)

	Quarters Ended
	June 30,	March 31,	June 30,
	2010	2010	2009
Operating Revenues by Lines of Business

Collection	$2,082	$1,974	$1,999
Landfill	664	562	663
Transfer	351	312	366
Wheelabrator	217	206	212
Recycling	281	269	165
Other	76	64	57
Intercompany (a)	(513)	(452)	(510)

Operating revenues	$3,158	$2,935	$2,952

	Quarters Ended
	June 30, 2010		June 30, 2009
		As a % of		As a % of
	Amount	Total Company	Amount	Total Company
Analysis of Change in Year Over Year Revenues

Average yield (i)	$209	7.1%	$(218)	-6.3%
Volume	(86)	-2.9%	(299)	-8.6%

Internal revenue growth	123	4.2%	(517)	-14.9%
Acquisition	62	2.1%	21	0.6%
Divestitures	(1)	0.0%	(13)	-0.3%
Foreign currency translation	22	0.7%	(28)	-0.8%

	$206	7.0%	$(537)	-15.4%

		As a % of		As a % of
		Related		Related
	Amount	Business	Amount	Business
(i) Average yield
Collection, landfill and transfer	$56	2.2%	$87	3.2%
Waste-to-energy disposal	6	5.7%	(2)	-1.8%

Collection and disposal	62	2.3%	85	3.0%
Recycling commodities	123	78.8%	(165)	-48.7%
Electricity	(3)	-4.5%	(22)	-25.0%
Fuel surcharges and mandated fees	27	31.8%	(116)	-57.1%

Total	$209	7.1%	$(218)	-6.3%

	Quarters Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Free Cash Flow Analysis (b)

Net cash provided by operating activities	$480	$548	$976	$1,067
Capital expenditures	(220)	(258)	(475)	(583)
Proceeds from divestitures of businesses (net of cash divested) and other sales of assets	15	7	27	12

Free cash flow	$275	$297	$528	$496

(a)	Intercompany revenues between lines of business are eliminated within the Condensed Consolidated Financial Statements included herein.

(b)	The summary of free cash flows has been prepared to highlight and facilitate understanding of the principal cash flow elements. Free cash flow is not a measure of financial performance under generally accepted accounting principles and is not intended to replace the consolidated statement of cash flows that was prepared in accordance with generally accepted accounting principles.

(7)

Waste Management, Inc.
Summary Data Sheet
(Dollar Amounts in Millions)
(Unaudited)

	Quarters Ended
	June 30,	March 31,	June 30,
	2010	2010	2009
Balance Sheet Data

Cash and cash equivalents	$1,169	$871	$528

Debt-to-total capital ratio:
Long-term indebtedness, including current portion	$9,585	$8,823	$8,243
Total equity	6,408	6,541	6,367

Total capital	$15,993	$15,364	$14,610

Debt-to-total capital	59.9%	57.4%	56.4%

Capitalized interest	$4	$4	$5

Acquisition Summary (a)

Gross annualized revenue acquired	$87	$69	$34

Total consideration	$193	$84	$53

Cash paid for acquisitions	$183	$54	$35

Other Operational Data

Internalization of waste, based on disposal costs	68.4%	67.9%	69.3%

Total landfill disposal volumes (tons in millions)	23.8	20.3	23.9
Total waste-to-energy disposal volumes (tons in millions)	1.9	1.7	1.8

Total disposal volumes (tons in millions)	25.7	22.0	25.7

Active landfills	273	273	274

Landfills reporting volume	258	258	259

Amortization, Accretion and Other Expenses for Landfills Included in Operating Groups:
Landfill amortization expense -
Cost basis of landfill assets	$88.5	$72.6	$86.3
Asset retirement costs	13.7	10.7	14.3

Total landfill amortization expense (b)	102.2	83.3	100.6
Accretion and other related expense	16.8	16.8	16.4

Landfill amortization, accretion and other related expense	$119.0	$100.1	$117.0

(a)	Represents amounts associated with business acquisitions consummated during the indicated periods.

(b)	The quarter ended June 30, 2010 as compared with the quarter ended March 31, 2010 reflects an increase in amortization expense of $18.9 million, which was primarily due to the seasonal increase in landfill volumes.

(8)

Waste Management, Inc.
Reconciliation of Certain Non-GAAP Measures
(Dollars In Millions, Except Per Share Amounts)
(Unaudited)

	Quarter Ended		Quarter Ended
	June 30, 2010		June 30, 2009
	After-tax	Per Share	After-tax	Per Share
Adjusted Net income and Earnings Per Diluted Share	Amount (a)	Amount	Amount (b)	Amount
Net income and Diluted EPS, as reported	$246	$0.51	$247	$0.50

Adjustments to Net income and Diluted EPS:
Litigation settlement	(48)	(0.10)	—	—
Expense from tax related items	37	0.08	—	—
Increased environmental remediation reserves	25	0.05	—	—
Labor disruption costs	1	—	—	—
Multi-employer pension withdrawal costs	—	—	6	0.01
Restructuring charges	—	—	3	0.01

Net income and Diluted EPS, as adjusted	$261	$0.54	$256	$0.52

	Quarters Ended June 30,
Adjusted Operating Expenses	2010	2009
Operating Expense, as reported	$1,996	$1,786

Adjustments to Operating Expense
Increased environmental remediation reserves	(39)	—
Labor disruption costs	(2)	—
Multi-employer pension withdrawal costs	—	(9)

Adjusted Operating Expenses (c)	$1,955	$1,777

	Quarter Ended June 30, 2010
	Pre-tax		Effective
Adjusted effective tax rate	Income	Tax Expense	Tax Rate (d)
As reported amounts	$464	$206	44.2%

Adjustments to Tax Expense:
Litigation settlement	(77)	(29)
Expense from tax related items	—	(37)
Increased environmental remediation reserves	39	14
Labor disruption costs	2	1

As adjusted amounts	$428	$155	36.2%

(a)	Please see the reconciliation of “Adjusted effective tax rate” for the tax expense associated with each of the after-tax adjustments to net income and diluted EPS in the second quarter of 2010.

(b)	The tax expense associated with the after-tax adjustments to net income and diluted EPS in the second quarter of 2009 for multi-employer pension withdrawal costs and restructuring charges were $3 million and $2 million, respectively.

(c)	Increase of $178 million in operating expense, as adjusted.

(d)	The Company calculates its effective tax rate based on actual dollars. Rounding differences occurred when the effective tax rate was calculated using the Pre-tax Income and Tax Expense amounts included in the table above, as these line items have been rounded in millions.

(9)

Waste Management, Inc.
Reconciliation of Certain Non-GAAP Measures
(Dollars In Millions)
(Unaudited)

	Quarter Ended		Quarter Ended
	June 30, 2010		June 30, 2009
		As a % of		As a % of
Adjusted Income from Operations as a percent of Revenues	Amount	Revenues	Amount	Revenues

Operating revenues, as reported	$3,158		$2,952

Income from operations, as reported	$586	18.6%	$534	18.1%

Adjustments to Income from Operations:
Litigation settlement	(77)	-2.5%	—	—
Increased environmental remediation reserves	39	1.2%	—	—
Labor disruption costs	2	0.1%	—	—
Multi-employer pension withdrawal costs	—	—	9	0.3%
Restructuring charges	—	—	5	0.2%

Income from operations, as adjusted (e)	550	17.4%	548	18.6%

Further adjusted for change in ten-year Treasury rates (f)	10	0.3%	(22)	-0.8%

Income from operations, as further adjusted	$560	17.7%	$526	17.8%

Full Year 2010 Free Cash Flow Reconciliation(g)	Scenario 1	Scenario 2
Net cash provided by operating activities	$2,350	$2,400
Capital expenditures	(1,200)	(1,200)
Proceeds from divestitures of businesses (net of cash divested) and other sales of assets	50	100

	$1,200	$1,300

(e)	Year-over-year change in income from operations, as a percent of revenues, of 120 basis points, as adjusted.

(f)	Adjustments to our calculation of the present value of our environmental remediation reserves resulting from changes in the ten-year Treasury rates caused a $32 million year-over-year cost increase, or a year-over-year change in the income from operations, as a percent of revenues, of 110 basis points.

(g)	The reconciliation illustrates two scenarios that show our projected Free Cash Flow range. The amounts used in the reconciliation are subject to many variables, some of which are not in our control and therefore are not necessarily indicative of actual results.

(10)